    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 26, 1996
                                                 REGISTRATION NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             ____________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ____________________
                         SOUTHERN NATIONAL CORPORATION
            (Exact name of registrant as specified in its charter)


 NORTH CAROLINA             200 WEST SECOND STREET               56-0939887
(State or other       WINSTON-SALEM, NORTH CAROLINA 27101     (I.R.S. Employer
jurisdiction of                 (910) 733-2000               Identification No.)
incorporation or
organization)
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ____________________
                            JERONE C. HERRING, ESQ.
                       200 WEST SECOND STREET, 3RD FLOOR
                      WINSTON-SALEM, NORTH CAROLINA 27101
                                (910) 733-2180
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ____________________
                                  COPIES TO:

           GARZA BALDWIN, III, ESQ.                STEVEN R. FINLEY, ESQ.
    WOMBLE CARLYLE SANDRIDGE & RICE, PLLC          GIBSON, DUNN & CRUTCHER
         3300 ONE FIRST UNION CENTER                   200 PARK AVENUE
    CHARLOTTE, NORTH CAROLINA 28202-6025        NEW YORK, NEW YORK 10166-0193
               (704) 331-4900                          (212) 351-4000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as the registrant may determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                _______________
                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
   TITLE OF EACH CLASS                                 PROPOSED MAXIMUM          PROPOSED MAXIMUM          AMOUNT OF
    OF SECURITIES TO             AMOUNT TO BE           OFFERING PRICE          AGGREGATE OFFERING        REGISTRATION
     BE REGISTERED               REGISTERED(1)            PER UNIT(2)                PRICE(2)                 FEE
- --------------------------------------------------------------------------------------------------------------------------
     Debt Securities             $1,000,000,000              100%                 $1,000,000,000            $344,828
- --------------------------------------------------------------------------------------------------------------------------

(1) Or, if any Debt Securities are issued at original issue discount, such greater amount as shall result in an aggregate initial offering price of $1,000,000,000.

(2)  Estimated solely for purposes of calculation of the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                  SUBJECT TO COMPLETION, DATED APRIL 26, 1996

                         SOUTHERN NATIONAL CORPORATION
                                DEBT SECURITIES

     Southern National Corporation (the "Company" or "SNC") may offer from time to time pursuant hereto up to $1,000,000,000 aggregate principal amount (or, at the option of the Company if so specified in the applicable prospectus supplement or prospectus supplements to this Prospectus (each, a "Prospectus Supplement"), the equivalent thereof in any other currency or currency unit such as the European Currency Unit), of its unsecured debt securities (the "Debt Securities") consisting of unsecured senior debt securities (the "Senior Debt Securities") and/or unsecured subordinated debt securities (the "Subordinated Debt Securities"). The Debt Securities may be offered as separate series in amounts, at maturities, at prices and on terms to be determined at the time of sale as set forth in a Prospectus Supplement or Prospectus Supplements. Although the aggregate initial offering price of the Debt Securities is limited as set forth above, the respective indentures pursuant to which the Senior Debt Securities and the Subordinated Debt Securities are to be issued do not contain any limitation on the aggregate principal amount of the debt securities covered thereby. The Senior Debt Securities when issued will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company, and the Subordinated Debt Securities when issued will be subordinated as described herein under "Subordinated Debt Securities -- Subordination".

     When a particular series of Debt Securities is offered, a Prospectus Supplement or Prospectus Supplements will be delivered setting forth the terms of such Debt Securities, including the specific designation, aggregate principal amount, the currency or currency unit in which payments are to be made, denominations, maturity, premium, if any, rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of the Company or the holder, if any, terms for sinking fund payments, if any, subordination terms, if any, and any other terms of such Debt Securities or otherwise in connection with the offering and sale of the Debt Securities in respect of which the Prospectus Supplement or Prospectus Supplements are being delivered. In addition, the Prospectus Supplement or Prospectus Supplements will set forth the initial public offering price, the names of any underwriters or agents, the principal amounts, if any, to be purchased by underwriters, the compensation of such underwriters and agents, if any, and the net proceeds to the Company. The Debt Securities may be issued in definitive or permanent global form.

     The Company may sell Debt Securities to or through underwriters acting as principals for their own account or as agents, and also may sell Debt Securities directly to other purchasers or through agents designated from time to time. If the Company, directly or through agents, solicits offers to purchase the Debt Securities, the Company reserves the sole right to accept and, together with its agents, to reject in whole or in part any proposed purchase of Debt Securities. See "Plan of Distribution". Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933 (as amended, the "Securities Act"). See "Plan of Distribution" for possible indemnification arrangements for underwriters, agents and their controlling persons.

     This Prospectus may not be used to consummate the sale of Debt Securities unless accompanied by a Prospectus Supplement.

     THE DEBT SECURITIES WILL BE UNSECURED OBLIGATIONS OF THE COMPANY AND WILL NOT BE OBLIGATIONS OF A BANK INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS APRIL ___, 1996.

(Red herring language appears on the left side of cover page, as follows:
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.)

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (as amended, the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock, $5 par value per share, is listed and traded on the New York Stock Exchange, Inc. (the "NYSE"). Reports, proxy statements and other information of the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-3 of which this Prospectus is a part (together with all amendments and exhibits thereto, the "Registration Statement"), which the Company has filed with the Commission under the Securities Act, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which reference is hereby made for further information. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following reports filed by the Company with the Commission (File No. 1-10853) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus:

              (i)  Annual Report on Form 10-K for the year
                   ended December 31, 1995; and

              (ii) Current Report of Form 8-K filed with
                   the Commission on April 15, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of any Debt Securities are hereby incorporated by reference into this Prospectus and shall be deemed a part hereof from the date of filing of such documents. Any statement contained herein, in any Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in any Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus or any Prospectus Supplement.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR CERTAIN EXHIBITS TO SUCH DOCUMENTS. WRITTEN REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, SOUTHERN NATIONAL CORPORATION, 223 WEST NASH STREET, WILSON, NORTH CAROLINA 27893. TELEPHONE REQUESTS MAY BE DIRECTED TO (919) 246-4219.

                                  THE COMPANY

     The Company is a multi-bank holding company headquartered in Winston-Salem, North Carolina. It conducts its operations in North Carolina, South Carolina and Virginia primarily through its commercial banking subsidiaries and, to a lesser extent, through its other subsidiaries. Substantially all of the Company's loans are to businesses and individuals in the Carolinas and Virginia. The Company has no material amount of foreign loans and no loans that can be defined as highly-leveraged transactions. The principal assets of the Company are all of the outstanding shares of common and preferred stock of Branch Banking and Trust Company ("BB&T-NC"); BB&T Financial Corporation of South Carolina ("BB&T Financial-SC"), which in turn owns all the outstanding shares of Branch Banking and Trust Company of South Carolina ("BB&T-SC"); and BB&T Financial Corporation of Virginia, which in turn owns all the outstanding shares of Commerce Bank ("Commerce"), located in Virginia Beach, Virginia. At December 31, 1995, the Company had assets of $20.5 billion, deposits of $14.7 billion, loans of $13.8 billion and shareholders' equity of $1.7 billion. At December 31, 1995, the Company ranked thirty-fifth among bank holding companies in the United States in terms of assets and thirty-fourth in terms of deposits.

     The Company and BB&T Financial Corporation (the former parent of BB&T-NC and BB&T-SC) consummated a merger-of-equals transaction on February 28, 1995, and the combined bank holding company operates 317 banking offices throughout North Carolina, South Carolina and Virginia. BB&T-NC, the Company's largest subsidiary, is the oldest bank in North Carolina. At December 31, 1995, BB&T-NC had assets of $16.0 billion, deposits of $11.5 billion, loans of $10.6 billion and shareholders' equity of $1.1 billion. At December 31, 1995, BB&T-NC ranked fourth among banks in North Carolina in terms of assets and in terms of deposits. BB&T-NC focuses on providing a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies and local governments, trust customers and individuals. BB&T Leasing Corp., a wholly owned subsidiary of BB&T-NC, offers lease financing to commercial businesses and municipal governments. BB&T Investment Services, Inc., a wholly owned subsidiary of BB&T-NC, offers customers investment alternatives, including discount brokerage services, fixed-rate and variable-rate annuities, mutual funds and municipal and other government bonds. BB&T-NC has numerous additional subsidiaries, including BB&T Insurance Services, Inc., which offers credit life, credit accident and health, life, and property and casualty insurance on an agency basis; Goddard Technology Corporation, which engages in the design and production of imaging and security devices and programs; and Prime Rate Premium Finance Corporation, Inc., which provides insurance premium financing and services to customers in Virginia and the Carolinas.

     BB&T-SC serves South Carolina through 103 banking offices. BB&T-SC focuses on providing a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies, local governments, trust customers and individuals. BB&T-SC's subsidiaries include BB&T Investment Services of South Carolina, Inc., which is licensed as a general broker/dealer of securities and is currently engaged in retailing of mutual funds, U.S. Government securities, municipal securities, fixed and variable insurance annuity products and unit investment trusts. At December 31, 1995, BB&T-SC had assets of $3.8 billion, deposits of $2.9 billion, loans of $2.7 billion and shareholders' equity of $360.3 million. At December 31, 1995, BB&T-SC ranked second among banks in South Carolina in terms of assets and in terms of deposits.

     Commerce was acquired by the Company on January 10, 1995 and operates 21 banking offices in the Hampton Roads region of southeastern Virginia. Commerce offers a full range of commercial and retail banking services and provides the Company with a strong initial presence in a Virginia market contiguous with the Company's North Carolina market. At December 31, 1995, Commerce had assets of $737.5 million, deposits of $669.0 million, loans of $505.8 million and shareholders' equity of $60.7 million. At December 31, 1995, Commerce ranked ninth among banks in Virginia in terms of assets and in terms of deposits.

                                USE OF PROCEEDS

     The Company currently intends to use the net proceeds from the sale of any Debt Securities for general corporate purposes, which may include the reduction of other indebtedness of the Company, investments at the holding company level, investments in, or extensions of credit to, its banking and other subsidiaries, possible acquisitions, stock repurchases and such other purposes as may be stated in any Prospectus Supplement. Pending such use, the net proceeds may be temporarily invested or used to reduce short-term indebtedness. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and its subsidiaries and the availability of other funds. Except as may be described in any Prospectus Supplement, specific allocations of the proceeds to such purposes will not have been made at the date of such Prospectus Supplement. If the Company elects at the time of issuance of Debt Securities to make a different use of the proceeds other than as set forth herein, such use will be described in the applicable Prospectus Supplement.

     Based upon the historical and anticipated future growth of the Company and the financial needs of the Company and its subsidiaries, the Company may engage in additional financings of a character and amount to be determined as the need arises.

               CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following are the Company's consolidated ratios of earnings to fixed charges for the periods indicated:


                                                  Year Ended December 31,
                                             ---------------------------------

                                             1995   1994   1993   1992   1991
                                             -----  -----  -----  -----  -----

Earnings to fixed charges:

     Excluding interest on deposits .......  2.02x  3.46x  3.28x  4.12x  2.90x

     Including interest on deposits .......  1.32   1.61   1.38   1.39   1.22

     For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items and cumulative effects of changes in accounting principles plus income taxes and fixed charges (excluding capitalized interest). Fixed charges, excluding interest on deposits, represent interest (other than on deposits, but including capitalized interest), one-third (the proportion representative of the interest factor) of rents and all amortization of debt issuance costs. Fixed charges, including interest on deposits, represent all interest, one-third (the proportion representative of the interest factor) of rents and all amortization of debt issuance costs.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

     As a bank holding company, the Company is subject to regulation under the Bank Holding Company Act of 1956 (as amended, the "BHCA") and its examination and reporting requirements. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). In addition, subject to certain exceptions, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, unless such activities are so closely related to banking or managing and controlling banks as to be a proper incident thereto.

     In addition, BB&T-NC, BB&T-SC and Commerce (collectively, the "Banks") are extensively regulated under state and federal law. As state-chartered commercial banks, the Banks are subject to regulation, supervision and examination by state banking authorities in their respective home states, including the North Carolina

Commissioner, in the case of BB&T-NC, the South Carolina Commissioner, in the case of BB&T-SC, and the Virginia State Corporation Commission, Bureau of Financial Institutions, in the case of Commerce. As federally-insured, nonmember banks, each of the Banks is also subject to regulation, supervision and examination by the Federal Deposit Insurance Corporation (the "FDIC").

     The earnings of the Company's subsidiaries, and therefore the earnings of the Company, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including those referred to above. In addition, there are numerous governmental requirements and regulations which affect the activities of the Company and its subsidiaries.

     The following description summarizes some of the state and federal laws to which the Company and the Banks are subject. To the extent statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

PAYMENT OF DIVIDENDS

     The Company is a legal entity separate and distinct from its banking and other subsidiaries. A major portion of the revenues of the Company result from amounts paid as dividends to the Company by its bank subsidiaries. The Company's banking subsidiaries are subject to state laws and regulations that limit the amount of dividends they can pay. The Company does not expect that these laws and regulations will materially impact the ability of its banking subsidiaries to pay dividends. During the year ended December 31, 1995, the Banks paid $88.0 million in cash dividends to the Company. During the first quarter of 1996, the Banks paid $161.0 million in cash dividends to the Company, including $125.0 million paid as a special dividend to the Company in order to finance repurchases of the Company's Common Stock.

     In addition, both the Company and the Banks are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal or state regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The Federal Reserve Board, which regulates the activities of the Company and BB&T Financial-SC, has indicated that dividends should generally be paid only out of current operating earnings.

CAPITAL

     The Company. The minimum requirement for a bank holding company's ratio of capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) is eight percent. At least half of the total capital is to be composed of common equity, retained earnings and qualifying perpetual preferred stock, less certain intangibles ("Tier 1 capital"). The remainder may consist of subordinated debt, qualifying preferred stock and a limited amount of the loan loss allowance ("Tier 2 capital" and, together with Tier 1 capital, "total capital"). At December 31, 1995, the Company's Tier 1 and total capital ratios were 13.0 percent and 14.3 percent, respectively.

     In addition, the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to 3 percent for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of at least 4 to 5 percent. The Company's leverage ratio at December 31, 1995, was 7.8 percent. The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the requirements indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity.

     The Banks. The FDIC has adopted minimum risk-based and leverage ratio guidelines to which the Banks are subject. Under the risk-based capital requirements of the FDIC, each of the Banks is required to maintain a minimum ratio of total capital (Tier 1 plus Tier 2 capital) to total risk-adjusted assets (which include the credit risk equivalents of certain off-balance sheet items) of 8 percent, of which half (4 percent) must be Tier 1 capital. In addition, the FDIC requires a minimum leverage ratio (Tier 1 capital to average total consolidated assets) of 3 percent. These risk-based capital and leverage ratios are minimum supervisory ratios generally applicable to banks that meet certain specified criteria, including that they have one of the two highest regulatory ratings. Banking institutions not meeting these criteria are expected to operate with capital positions well above the minimum ratios. In addition, the FDIC may set capital requirements for a particular bank that are higher than the minimum ratios when circumstances warrant.

     The FDIC's risk-based capital standards explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The capital regulations also provide that an institution's exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agency as a factor in evaluating a bank's capital adequacy. The banking agencies issued for comment a proposed joint policy statement that describes the process the banking agencies will use to measure and assess the exposure of a bank's net economic value to changes in interest rates. The agencies may, ultimately, establish an explicit capital charge for interest rate risk.

     Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership.

     The capital ratios of each of the Banks exceeded all minimum regulatory capital requirements as of December 31, 1995. As of December 31, 1995, the ratio of total capital to total risk-adjusted assets for BB&T-NC, BB&T-SC and Commerce were 11.6%, 15.3% and 12.5%, respectively, and the Banks' leverage ratios (Tier 1 capital to average total consolidated assets) were 6.4%, 9.0% and 8.2%, respectively.

FIRREA

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), among other things, imposes liability on an institution the deposits of which are insured by the FDIC, such as the Banks, for certain potential obligations to the FDIC incurred in connection with other FDIC-insured institutions under common control with such institution.

     Under Federal Reserve Board policy, the Company is expected to act as a source of financial strength to each of the Banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, the Company may not find itself able to provide it.

     Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

PROMPT CORRECTIVE ACTION UNDER FDICIA

     The prompt corrective action provisions of the Federal Deposit Insurance Company Improvement Act of 1991 ("FDICIA") significantly expanded the regulatory and enforcement powers of federal banking regulators, including the FDIC. Among other things, FDICIA establishes additional capital standards for insured depository institutions and requires specific enforcement actions by the appropriate federal regulatory agencies against institutions that fail to meet these standards. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized."

     The FDIC's regulations establish specific actions that are permitted or, in certain cases, required to be taken by regulators with respect to institutions falling within one of the three undercapitalized categories. Depending on the level of an institution's capital, the agency's corrective powers can include: requiring a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional stock (including voting stock) or to be acquired; placing restrictions on transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election for the institution's board of directors; requiring that certain senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; prohibiting the holding company from making capital distributions without prior regulatory approval; and, in the most severe cases, appointing a receiver for the institution. A bank that is undercapitalized is required to submit a capital restoration plan, and such a plan will not be accepted unless, among other things, the bank holding company guarantees the capital plan, up to a certain specified amount. Under certain circumstances, a "well capitalized," "adequately capitalized" or "undercapitalized" institution may be required to comply with restrictions applicable to the next lowest capital category.

     As of December 31, 1995, the Company and each of the Banks were classified as "well capitalized."

CONSERVATORSHIP AND RECEIVERSHIP POWERS OF THE FEDERAL AND STATE BANKING
AGENCIES

     The federal banking agencies have broad enforcement powers over depository institutions, including the power to terminate deposit insurance, impose substantial fines and other civil penalties and to appoint a conservator or receiver. Certain federal statutes to which the Company and its subsidiaries are subject also contain criminal penalties. In addition to the grounds discussed under "Prompt Corrective Action Under FDICIA," the FDIC may appoint itself as conservator or receiver for each of the Banks if any one or more of a number of circumstances exist, including, without limitation, the fact that the bank is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

     State regulatory authorities have broad enforcement powers over state banking institutions chartered in each of their states including powers to impose fines and other civil penalties and to appoint a conservator (with the approval of the Governor in the case of North Carolina) in order to conserve the assets of any such institution for the benefit of depositors and other creditors thereof. The state statutes to which the Company and its subsidiaries are subject also contain criminal penalties. In addition, the North Carolina Commissioner has the authority to take possession of a state bank in certain circumstances, including, among other things, when it appears that such bank has violated its charter or any applicable laws or is conducting its business in an unauthorized or unsafe manner, or is in an unsafe or unsound condition to transact its business or has an impairment of its capital stock. A conservator has the authority, under the direction of the applicable state authority to take possession of the books, records and assets of a bank and to exercise all powers of such state authority in order to preserve the assets of such bank.

     The FDIC may provide federal assistance to a "troubled institution" without placing the institution into conservatorship or receivership. In such a case, preexisting debtholders and shareholders may be required to make substantial concessions and, insofar as practical, the FDIC will succeed to their interests in proportion to the amount of federal assistance provided.

INSOLVENCY, LIQUIDATION OR OTHER DEFAULT BY THE BANKS

     In the event of the liquidation or other resolution of any federally-insured depository institution, such as each of the Banks, the claims of depositors of such an institution (including claims by the FDIC as subrogee of insured depositors) and administrative expenses of the receiver are entitled to priority in payment over the claims of any other senior or general creditors of the institution, other than secured creditors. A substantial majority of the liabilities of each of the Banks are deposits or secured liabilities.

     A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly-controlled depository institution or (ii) any assistance provided by the FDIC to a commonly-controlled depository institution in danger of default. However, such liability to the FDIC would be subordinated in right of payment to deposit liabilities and to most secured, senior, general or subordinated obligations, other than obligations owed to any affiliate of the depository institution (with certain exceptions) and any obligations to shareholders of such depository institution in their capacity as such.

     As conservator or receiver for an insured depository institution, and in order to promote the orderly administration of the institution's affairs, the FDIC may disaffirm or repudiate any contract or lease to which such institution is a party. The FDIC as conservator or receiver is also permitted to enforce most types of contracts pursuant to their terms notwithstanding any acceleration provisions therein, and may transfer to a new obligor any of the institution's assets and liabilities, without approval or consent of the institution's creditors. Pursuant to FDICIA, the FDIC is also authorized to settle all uninsured and unsecured claims in the insolvency of an insured bank by making a final settlement payment at a percentage rate reflecting an average of the FDIC's receivership recovery experience and constituting full payment and disposition of the FDIC's obligations to such uninsured and unsecured claimants.

     Should a state regulatory authority elect to take possession of any bank for the purpose of liquidation, administrative claims and claims of depositors are entitled to priority in payment over the claims of creditors. Each of the state authorities may appoint the FDIC as its agent for the purpose of liquidation of a bank, provided that the liabilities of such bank to its depositors are insured by the FDIC.

     If the FDIC or state regulatory agency were appointed receiver of a bank, the amount paid on claims in respect of the bank's obligations to its creditors would depend upon, among other factors, the amount of assets in the receivership and the relative priority of the claim.

DEPOSIT INSURANCE ASSESSMENTS

     The deposits of each of the Banks are insured by the FDIC, up to applicable limits. Most of the deposits of the Banks are subject to deposit premium assessments of the Bank Insurance Fund ("BIF") of the FDIC. In addition, approximately 40 percent of the Banks' deposits (which are related to the acquisition of thrift deposits) is subject to assessments by the Savings Association Insurance Fund ("SAIF") of the FDIC. Under the FDIC's risk-based insurance system, BIF-assessed deposits are currently subject to premiums of between $.00 and $.27 per $100 of deposits, depending upon the institution's capital position and other supervisory factors. The current premiums reflect a reduction, effective January 1, 1996, from a range of $.04 to $.31 per $100 of deposits. The rate applicable to the BIF-assessed deposits of each of the Banks is currently $.00 per $100 of eligible deposits, with a minimum semiannual assessment of $1,000. The range of premiums applicable to SAIF-assessed deposits is between $.23 and $.31 per $100 of deposits, and the assessment rate for each of the Banks' SAIF-assessed deposits is $.23 per $100 of eligible deposits.

     Proposed budget reconciliation legislation that contains provisions to recapitalize the SAIF was passed by both houses of Congress and reconciled in conference committee. However, the President vetoed the proposed budget reconciliation legislation on December 6, 1995, for reasons unrelated to the SAIF recapitalization issue. The vetoed legislation included provisions for a one-time special assessment, as determined by the FDIC, on SAIF-assessable deposits of insured depository institutions in an amount adequate to cause the SAIF to achieve its specific designated reserve ratio of 1.25 percent (which would have called for a special assessment in the range of $.80 per $100 of SAIF-assessable deposits).

     Under the vetoed legislation, the special assessment would have been applied to the amount of SAIF-assessable deposits held as of March 31, 1995. (The actual cut-off date in any final legislation cannot be determined with certainty at this time.) The SAIF-assessable deposits of BB&T-NC and BB&T-SC as of March 31, 1995 totaled approximately $4.1 billion and $1.5 billion, respectively. Under the vetoed legislation, BB&T-NC would have received a 20 percent discount on the assessment, because the bank's SAIF-assessable deposits were less than 50 percent of its total assessable deposits as of June 30, 1995. The pre-tax impact on the Company of a one-time assessment of the type included in the vetoed legislation would not be expected to exceed $41 million. The Company expects to record this expense following the enactment of any such legislation. In the event that the SAIF is recapitalized pursuant to any such legislation, it is expected that future assessment rates applicable to SAIF-assessable deposits would be reduced.

     The vetoed legislation contains additional provisions that, among other things, would require BIF-member institutions to share pro rata in the obligations of SAIF members for certain government bonds.

     Although the SAIF-recapitalization provisions discussed in the preceding paragraphs were included in legislation that was vetoed and therefore have not been enacted into law, similar provisions are still being discussed and may be included in other proposed legislation. The final form of the proposed legislation, including whether the legislation will contain some or all of the provisions discussed above, cannot be determined with certainty at this time. Similarly, the date of passage of the final form of any such legislation, or whether this or any such legislation will be passed during this session of Congress, cannot be determined with certainty at this time.

     Under the federal banking laws, a federally-insured institution is prohibited from paying interest on its capital notes or debentures (if such interest is required to be paid only out of net profits) or distributing any of its capital assets while it remains in default in the payment of any assessment due to the FDIC.

SAFETY AND SOUNDNESS STANDARDS

     Effective August 9, 1995, the federal banking agencies published final agency guidelines that establish safety and soundness standards addressing operational and managerial, including compensation matters for certain insured financial institutions, as required by FDICIA. Banks failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. On this same date, the agencies issued for comment proposed guidelines regarding asset quality and earnings standards for insured institutions.

INTERSTATE BANKING AND BRANCHING LEGISLATION

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA") authorizes interstate acquisitions of banks and bank holding companies without geographic limitation. In addition, beginning June 1, 1997, IBBEA authorizes a bank to merge with a bank in another state as long as neither of the states has opted out of interstate branching between the date of enactment of IBBEA and May 31, 1997. IBBEA further provides that states may enact laws permitting interstate bank merger transactions prior to June 1, 1997. A bank may establish and operate a de novo branch in a state in which the bank does not maintain a branch if that state expressly permits de novo branching. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger transaction could have established or acquired branches under applicable federal or state law. A bank that has established a branch in a state through de novo branching may establish and acquire additional branches in such state in the same manner and to the same extent as a bank having a branch in such state as a result of an interstate merger. If a state opts out of interstate branching within the specified time period, no bank in any other state may establish a branch in the opting out state, whether through an acquisition or de novo.

     The North Carolina law permits de novo branching on a reciprocal basis until June 1, 1997, and unrestricted de novo branching thereafter. Virginia has enacted an early opt-in law permitting interstate bank merger transactions effective July 1, 1995. The Virginia law permits de novo branching on a reciprocal basis. At this time, South Carolina has not enacted an early opt-in law.

                      DESCRIPTION OF THE DEBT SECURITIES

     The Debt Securities will constitute either Senior Debt Securities or Subordinated Debt Securities. The Senior Debt Securities will be issued under a senior indenture (the "Senior Indenture"), between the Company and _______________, as senior trustee (the "Senior Trustee"). The Subordinated Debt Securities will be issued under a subordinated indenture (the "Subordinated Indenture"), between the Company and ____________, as subordinated trustee (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture collectively are referred to as the "Indentures" and the Senior Trustee and the Subordinated Trustee collectively are referred to as the "Trustee."

     In the event of the resignation or removal of the Trustee prior to the issuance of a particular series of Debt Securities, the trustee for such series of Debt Securities will be identified in the Prospectus Supplement for such series, and all references to "Trustee" shall be deemed to mean the trustee so identified. No Trustee shall be responsible for the acts, obligations, liabilities or responsibilities of any other trustee. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indentures are referred to, it is intended that such sections or definitions shall be incorporated herein by reference. The following sets forth certain terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Securities") and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Offered Securities.

GENERAL

     The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be direct, unsecured obligations of the Company and will not be obligations of a bank insured by the FDIC or any other government agency. Neither the Indentures nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness that may be incurred or other securities that may be issued by the Company or any of its subsidiaries.

     Reference is made to the Prospectus Supplement relating to the particular series of Offered Securities for the following terms of such Offered Securities:
(1) the title; (2) any limit on the aggregate principal amount; (3) whether such Offered Securities are Senior Debt Securities or Subordinated Debt Securities;
(4) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which such Offered Securities will be issued; (5) the date or dates on which such Offered Securities will mature; (6) the rate or rates (which may be fixed or floating) per year at which such Offered Securities will bear interest, if any, or the method of determining the same; (7) the date from which such interest, if any, on such Offered Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (8) the extent to which any of such Offered Securities will be issuable in the form of one or more temporary or permanent Global Securities, and if so, the identity of the Depositary for such Global Securities, or the manner in which any interest payable on temporary or permanent Global Securities will be paid; (9) the dates, if any, on which, and the price or prices at which, such Offered Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by the Company, and the other detailed terms and provisions of such sinking and/or purchase funds; (10) the date, if any, after which, and the price or prices at which, such Offered Securities may, pursuant to an optional redemption provision, be redeemed at the option of the Company or of the holder thereof and the other detailed terms and provisions of such optional redemption; (11) the denomination or denominations in which such Offered Securities are authorized to be issued; (12) whether such Offered Securities will be issued as Registered Securities, Bearer Securities, or both and any limitations on the issuance of such Bearer Securities (including exchange for Registered Securities of the same series);

(13) information with respect to book-entry procedures; (14) each office or agency where, subject to the terms of the applicable Indenture, such Offered Securities may be presented for registration of transfer or exchange; and (15) any other terms of such Offered Securities (which will not be inconsistent with the provisions of the applicable Indenture).

     Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. Special federal income tax and other considerations relating thereto will be described in the applicable Prospectus Supplement.

     The Debt Securities may be issuable as Registered Securities, Bearer Securities or both. Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued as Registered Securities. Debt Securities issued as Bearer Securities shall have interest coupons attached, unless issued as zero coupon securities. Unless otherwise indicated in the applicable Prospectus Supplement, Registered Securities will be issued only in denominations of $1,000 or integral multiples thereof and Bearer Securities will be issued only in denominations of $5,000 or integral multiples thereof.

     Bearer Securities shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than to offices located outside the United States of certain United States financial institutions. "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States or any estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia) and its possessions. Purchasers of Bearer Securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Bearer Securities.

     The applicable Prospectus Supplement will include a description of the requirements for certification of ownership by non-United States persons that will apply prior to (1) the issuance of Bearer Securities or (2) the payment of interest that occurs prior to the issuance of Bearer Securities.

     Unless otherwise indicated in the applicable Prospectus Supplement, Registered Securities of any series (other than a Global Security, except as set forth below) will be exchangeable into an equal aggregate principal amount of Registered Securities of the same series, tenor and terms of different authorized denominations and Bearer Securities may be exchanged for Registered Securities on the terms set forth in the applicable Prospectus Supplement. In no event will Registered Securities be exchangeable for Bearer Securities. Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities may be presented for exchange, and Registered Securities (other than a Global Security) may be presented for registration of transfer, at the offices of the appropriate Trustee. The Company also may designate in the applicable Prospectus Supplement the corporate trust department of BB&T-NC as an office where the transfer of the Registered Securities may be registered.

     No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment sufficient to cover any tax or other governmental charge payable in connection therewith.

PAYMENT AND PAYING AGENT

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Securities will be made at the office of the appropriate Trustee, except that at the option of the Company interest may be paid by mailing a check to the address of the person entitled thereto as it appears on the Security Register (Section 3.02 of the Senior Indenture; Section 4.02 of the Subordinated Indenture). The Company also may designate in the applicable Prospectus Supplement the corporate trust department of BB&T-NC, as an office where principal and any premium and interest on Registered Securities may be paid. Paying Agents will be named in the Prospectus Supplement and may be terminated at any time.

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Securities will be made, subject to applicable laws and regulations, at such paying agencies outside the United States as the Company may designate from time to time. Any such payment may be made, at the option of the holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on Bearer Securities will be made only against surrender of the coupon relating to the relevant Interest Payment Date. No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual certificates evidencing the Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements although no assurance can be given that such will be the case.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of such beneficial interests will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee for such Global Security (with respect to interests of participants) and the records of participants (with respect to persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interest in a Global Security registered in their names will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

     Payments of principal of and any premium and interest on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Company, the Trustee for such Debt Securities or any Paying Agent or the registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing the Debt Securities of such series. In addition, the Company at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, may determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may receive, on terms acceptable to the Company and the Depositary for such Global Security, Debt Securities of such series in definitive form in exchange for such beneficial interest, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Debt Securities of such series so issued in definitive form will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 or integral multiples thereof if the Debt Securities of such series are issuable as Registered Securities, (b) as Bearer Securities in denominations, unless otherwise specified by the Company, of $5,000 or integral multiples thereof if the Debt Securities of such series are issuable as Bearer Securities or (c) as either Registered or Bearer Securities, if the Debt Securities of such series are issuable in either form.

CERTAIN COVENANTS OF THE COMPANY

     Limitation on Certain Dispositions and on Merger and Sale of Assets. Except as described below under "Consolidation, Merger, Sale, Conveyance and Lease," each Indenture prohibits the sale or other disposition by the Company of shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Principal Constituent Bank, the merger or consolidation of a Principal Constituent Bank with any other corporation (unless the surviving corporation is the Company or a Controlled Subsidiary), and the lease, sale or transfer of all or substantially all the assets of a Principal Constituent Bank to any corporation or Person, except to the Company or a Controlled Subsidiary or a Person that, upon such lease, sale or transfer, will become the Company or a Controlled Subsidiary. The Indentures, however, do not prohibit any such sale, assignment, transfer or disposition of securities, any such merger or consolidation or any such lease, sale or transfer of properties and assets if required (i) by law or (ii) as a condition imposed by law to the acquisition by the Company or any Controlled Subsidiary, directly or indirectly, of any Person if, thereafter, (a) such person would be a Controlled Subsidiary; (b) the Consolidated Net Banking Assets of the Company would not be decreased; and (c) BB&T-NC would still be a Controlled Subsidiary (Section 3.06 of the Senior Indenture; Section 4.06 of the Subordinated Indenture). "Controlled Subsidiary" means any Subsidiary of which more than 80% of the aggregate voting power of the outstanding shares of the Voting Stock is at the time owned directly or indirectly by the Company or by one or more Controlled Subsidiaries or by the Company and one or more Controlled Subsidiaries, after giving effect to the issuance to any Person other than the Company or any Controlled Subsidiary of Voting Stock of the Subsidiary issuable on exercise of options, warrants or rights to subscribe for such Voting Stock or on conversion of securities convertible into such Voting Stock. "Principal Constituent Bank" means BB&T-NC and, at any time, any other bank subsidiary the total assets of which (as set forth in the most recent statement of condition of such bank subsidiary) equal more than 30% of the total assets of all bank subsidiaries as determined from the most recent statements of condition of the bank subsidiaries.

     Limitation on Creation of Liens. Each Indenture provides that the Company will not create, assume, incur or suffer to exist any pledge, encumbrance or lien, as security for indebtedness for borrowed money, upon any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Principal Constituent Bank now or hereafter owned by the Company, directly or indirectly, if, treating the pledge, encumbrance or lien as a transfer to the secured party, the Principal Constituent Bank would not be a Controlled Subsidiary (Section 3.07 of the Senior Indenture; Section 4.07 of the Subordinated Indenture).

     No Other Restrictive Covenants. Neither of the Indentures restricts the Company from incurring, assuming or becoming liable for any type of debt nor from creating, assuming, incurring or permitting to exist any mortgage, pledge, encumbrance, lien or charge on its property (except the Voting Stock of a Principal Constituent Bank). In addition, the Indentures do not require the Company to maintain any financial ratios or specified levels of net worth or liquidity and do not contain any other provisions which would provide protection to holders of the Debt Securities due to a sudden or dramatic decline in the credit quality of such Debt Securities caused by a change in control, recapitalization or other capital restructuring of the Company.

MODIFICATION OF THE INDENTURES; WAIVER OF COVENANTS

     Each Indenture contains provisions permitting the Company and the Trustee to modify the Indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series affected thereby, except that, without the consent of the holder of each Debt Security affected thereby, no such modification may, among other things: (a) change the stated maturity date of the principal of or any premium, or any installment of interest on, any Outstanding Security; (b) reduce the principal amount of, or any premium or interest on, any Outstanding Security;
(c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof; (d) change the place of payment of principal of, or any premium or interest on, any Outstanding Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Outstanding Security; (f) reduce the percentage in principal amount of Outstanding Securities of any series the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults and their consequences; or (g) in the case of the Subordinated Indenture, make any change in the subordination provisions that adversely affects the rights of any holder of Subordinated Debt Securities.

     Prior to any acceleration of the Debt Securities of any series, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may waive any past default or Event of Default under the applicable Indenture, except a default under a covenant that cannot be modified without the consent of each holder of a Debt Security of the series affected thereby (Section 4.07(b) of the Senior Indenture; Section 5.07(b) of the Subordinated Indenture). In addition, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may rescind a declaration of acceleration of the Debt Securities of any series before any judgment has been obtained if (i) the Company pays the Trustee certain amounts due the Trustee plus all matured installments of principal of and any premium and interest on the Debt Securities of such series (other than installments due by acceleration) and interest on the overdue installments to the extent provided in the applicable Indenture and (ii) all other defaults with respect to Debt Securities of that series under the applicable Indenture have been cured or waived (Section 4.01 of the Senior Indenture; Section 5.01 of the Subordinated Indenture).

CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE

     Each Indenture provides that the Company may not consolidate with or merge into another corporation, or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless: (a) the successor is organized under the laws of any domestic jurisdiction and assumes the Company's obligations on the Debt Securities and under the applicable Indenture; (b) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and (c) certain other conditions are met (Section 9.01 of the Senior Indenture; Section 10.01 of the Subordinated Indenture). In that event, the successor will be substituted for the Company and except in the case of a lease, the Company will be relieved of its obligations under the applicable Indenture and the Debt Securities of each series (Section 9.02 of the Senior Indenture; Section 10.02 of the Subordinated Indenture).

THE TRUSTEE

     The Company will have no material relationship with the Trustee other than as Trustee. Any Principal Constituent Bank may transact business with the Trustee in the ordinary course.

     The Indenture, under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), is deemed to contain certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim, as security or otherwise. The Trustee will be permitted to engage in transactions with the Company, provided that such transactions do not result in a material relationship between the Company and the Trustee. The occurrence of a default under either Indenture with respect to Subordinated Debt Securities or Senior Debt Securities could create a conflicting interest for the Trustee under the Trust Indenture Act. If the default has not been cured or waived within 90 days after the Trustee has or acquires a conflicting interest, the Trustee generally is required by the Trust Indenture Act to eliminate such conflicting interest or resign as Trustee with respect to the Senior Debt Securities or the Subordinated Debt Securities. In the event of the Trustee's resignation, the Company promptly will appoint a successor trustee with respect to the affected securities.

                            SENIOR DEBT SECURITIES

     The Senior Debt Securities will be direct, unsecured obligations of the Company and will rank equally and ratably with all outstanding unsecured and unsubordinated indebtedness of the Company.

EVENTS OF DEFAULT

     The Senior Indenture defines an Event of Default with respect to any particular series of Senior Debt Securities as being any one of the following events unless it is either inapplicable to a particular series or specifically deleted or modified for the Senior Debt Securities of such series: (a) default for 30 days in the payment of any interest upon any of the Senior Debt Securities of that series; (b) default in the payment of the principal of or any premium on any of the Senior Debt Securities of that series when due; (c) default in the payment of any sinking fund installment or analogous obligation with respect to any of the Senior Debt Securities of that series when due; (d) a default or event of default under any instrument under which there may be issued or borrowed, or by which there may be secured or evidenced, any indebtedness of the Company (other than the Senior Debt Securities of such series or indebtedness to a Subsidiary) or any Subsidiary (other than indebtedness of any Subsidiary owing to the Company or to another Subsidiary) shall happen and not less than $1,000,000 of such indebtedness shall be past due, or become due by acceleration, and such indebtedness or acceleration is not discharged or rescinded within 15 days after notice by the Senior Trustee or holders of at least 25% in aggregate principal amount of the outstanding Senior Debt Securities of that series (calculated in accordance with the formula set forth in such series in the case of a series of Senior Debt Securities issued as Original Issue Discount Securities); (e) final judgment(s) or order(s) for the payment of money in excess of $1,000,000 is entered against the Company or one or more Principal Constituent Banks and within 90 days of entry is not discharged or the execution thereof is not stayed pending appeal, or within 90 days after the expiration of the stay the judgment(s) or order(s) is not discharged; (f) default in the observance or performance of any other covenant or agreement in the Senior Debt Securities of such series or the Senior Indenture for 90 days after notice by the Senior Trustee or holders of at least 25% in aggregate principal amount of the outstanding Senior Debt Securities of the series (calculated in accordance with the formula set forth in such series in the case of a series of Senior Debt Securities issued at an Original Issue Discount); or (g) certain events of bankruptcy, insolvency or reorganization of the Company or a Principal Constituent Bank (Section 4.01).

     In case an Event of Default with respect to the Senior Debt Securities of any series shall occur and be continuing, the Senior Trustee or the holders of not less than 25% in aggregate principal amount (in the case of a series of Senior Debt Securities issued at an Original Issue Discount, calculated in accordance with the formula set forth in such series) of all the outstanding Senior Debt Securities of such series may declare the principal (or in the case of a series of Senior Debt Securities issued at an Original Issue Discount, the amount calculated in accordance with the formula set forth in such series of Senior Debt Securities) of all the securities of such series to be immediately due and payable (Section 4.01). The Senior Indenture provides that the Senior Trustee, within 90 days after the occurrence of a default with respect to Senior Debt Securities of any series under the Senior Indenture, shall mail to the holders of the Senior Debt Securities of such series notice of all uncured defaults known to it that have not been waived (the term defaults to include events specified above which, after notice or lapse of time or both, would become an Event of Default); provided that, except in the case of default in the payment of principal of or any premium or interest on any of the Senior Debt Securities of that series or in the making of any sinking fund payment or analogous obligation with respect to the Senior Debt Securities of such series, the Senior Trustee may withhold such notice if it in good faith determines that withholding such notice is in the interest of the holders of the securities of that series (Section 4.08).

     Subject to the provisions of the Senior Indenture relating to the duties of the Senior Trustee in case an Event of Default shall occur and be continuing, the Senior Trustee is under no obligation to exercise any of the rights or powers vested in it under the Senior Indenture at the request, order or direction of any of the holders of the Senior Debt Securities, unless such holders offer to the Senior Trustee reasonable security or indemnity (Section 5.02(d)). Subject to certain limitations contained in the Senior Indenture (including among other limitations that the Senior Trustee will not be exposed to personal liability), the holders of a majority in aggregate principal amount of the outstanding Senior Debt Securities of all series affected (voting as one class) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee, or exercising any trust or power conferred on the Senior Trustee (Section 4.07).

     No holder of any Senior Debt Security of any series will have any right to institute any proceeding with respect to the Senior Indenture or for any remedy thereunder, unless such holder previously shall have given to the Senior Trustee written notice of a continuing Event of Default with respect to Senior Debt Securities of that series and unless also the holders of not less than 25% in aggregate principal amount (in the case of a series of Senior Debt Securities issued at an Original Issue Discount, calculated in accordance with the formula set forth in such series) of the outstanding Senior Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Senior Trustee to institute such proceeding as trustee, and the Senior Trustee shall not have received from the holders of a majority in principal amount of the outstanding Senior Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days (Section 4.04). However, the holder of any Senior Debt Security will have an absolute right to receive payment of the principal of and any premium and interest, if any, on such Senior Debt Security on or after the due dates expressed in such Senior Debt Security and to institute suit for the enforcement of any such payment (Section 4.04).

     The Company is obligated to furnish annually to the Senior Trustee a statement as to the performance by the Company of its obligations under the Senior Indenture and as to any default in such obligations (Section 3.04).

DEFEASANCE

     The Company may terminate certain of its obligations under the Senior Indenture with respect to the Senior Debt Securities of any series on the terms and subject to the conditions contained in the Senior Indenture, by (a) depositing irrevocably with the Senior Trustee as trust funds in trust (i) U.S. dollars or U.S. Government Obligations (as defined below) in an amount which through the payment of interest, principal and premium, if any, in respect thereof in accordance with their terms will provide (without any reinvestment of such interest, principal or premium), not later than one business day before the due date of any payment, money or (ii) a combination of money and U.S. Government Obligations sufficient to pay the principal of and any premium and interest on the Senior Debt Securities of such series as such are due and (b) satisfying certain other conditions precedent specified in the Senior Indenture. Such deposit and termination are conditioned among other things upon the Company's delivery of an opinion of independent counsel that the holders of the Senior Debt Securities of such series will have no federal income tax consequences as a result of such deposit and termination. Such termination will not relieve the Company of its obligation to pay when due the principal of and premium and interest on the Senior Debt Securities of such series if the Senior Debt Securities of such series are not paid from the money or U.S. Government Obligations held by the Senior Trustee for payment thereof (Section 13.05).

     "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit are pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, under clause (i) or (ii) are not callable or redeemable at the option of the issuer thereof.

                         SUBORDINATED DEBT SECURITIES

     The Subordinated Debt Securities will be direct, unsecured obligations of the Company and will rank equally and ratably with all outstanding subordinated indebtedness of the Company. The Subordinated Debt Securities will have a minimum weighted maturity of at least five years.

      SUBORDINATION

     The obligation of the Company to make any payment of principal, premium or interest on the Subordinated Debt Securities, to the extent set forth in the Subordinated Indenture, will be subordinate and junior in right of payment to the prior payment in full of all existing and future Senior Indebtedness (as defined). Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, the holders of Senior Indebtedness are entitled to receive payment in full of principal and any premium and interest before the holders of the Subordinated Debt Securities are entitled to receive any payment on account of the principal of and any premium or interest on the Subordinated Debt Securities, except holders of the Subordinated Debt Securities, in a reorganization or readjustment of the Company, may receive securities of the Company or any other corporation subordinated to both Senior Indebtedness and any securities received in the reorganization or readjustment by holders of Senior Indebtedness (except to the extent that any securities so received are by their terms expressly not superior in right of payment to the Subordinated Debt Securities) (Section 3.03). The dissolution, winding up, liquidation or reorganization of the Company following a conveyance, transfer or lease of its properties and assets substantially as an entirety in compliance with the terms described above under "Consolidation, Merger, Sale, Conveyance and Lease" will not be deemed to be a dissolution, winding up, liquidation or reorganization for this purpose (Section 3.03(d)). In addition, the Company may not pay principal of, or any premium or interest on, the Subordinated Debt Securities and may not acquire any Subordinated Debt Securities for cash or property other than capital stock of the Company if: (1) a default on Senior Indebtedness occurs and is continuing that permits holders of such Senior Indebtedness to accelerate its maturity; and (2) such default is the subject of judicial proceedings or the Company receives written notice of such default from a representative of all holders of such Senior Indebtedness. If the Company receives any such notice, a similar notice received within 360 days thereafter relating to the same default on the same issue of Senior Indebtedness shall not be effective for such purpose. The Company may resume payments on the Subordinated Debt Securities and may acquire them when: (i) such default is cured or waived or shall have ceased to exist, or the Senior Indebtedness to which such default relates shall have been paid in full in cash or cash equivalent; or (ii) if such default is not the subject of judicial proceedings, 120 days pass after such written notice is received by the Company (Section 3.02(b)).

     By reason of this subordination, in the event of the Company's insolvency, holders of Senior Indebtedness may receive more, ratably, and holders of the Subordinated Debt Securities may receive less, ratably, than other creditors of the Company. However, such subordination will not prevent the occurrence of any Event of Default (Section 3.12).

     The Subordinated Indenture does not restrict the incurrence of additional Senior Indebtedness.

     "Senior Indebtedness" means the principal of, and premium, if any, on (a) all obligations of the Company for money borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, except
(i) such indebtedness as is by its terms expressly stated to be junior in right of payment to the Subordinated Debt Securities and (ii) such indebtedness as is by its terms expressly stated to rank pari passu in right of payment with the Subordinated Debt Securities, and (b) any deferrals, renewals or extensions of any such Senior Indebtedness.

LIMITED RIGHTS OF ACCELERATION

     Unless otherwise specified in the Prospectus Supplement relating to any series of Subordinated Debt Securities, payment of principal of the Subordinated Debt Securities may be accelerated only in the case of an "Acceleration Event" which is defined in the Indenture as any of the bankruptcy, insolvency or reorganization events with respect to the Company that constitute an Event of Default (as defined below). There is no right of acceleration in the case of a default in the payment of principal of or any premium or interest on the Subordinated Debt Securities or the performance of any other covenant of the Company in the Subordinated Indenture.

EVENTS OF DEFAULT

     The Subordinated Indenture defines an Event of Default with respect to any particular series of Subordinated Debt Securities as being any one of the following events unless it is either inapplicable to a particular series or specifically deleted or modified for the Subordinated Debt Securities of such series: (a) default for 30 days in the payment of any interest on any of the Subordinated Debt Securities of that series; (b) default in the payment of the principal of or any premium on any of the Subordinated Debt Securities of that series when due; (c) default in the payment of any sinking fund installment or analogous obligation with respect to that series when due; (d) a default or event of default under any instrument under which there may be issued or borrowed, or by which there may be secured or evidenced, any indebtedness of the Company (other than the Subordinated Debt Securities of such series or indebtedness to a Subsidiary) or of any Subsidiary (other than indebtedness of any Subsidiary owing to the Company or to another Subsidiary) shall happen and not less than $1,000,000 of such indebtedness shall be past due, or become due by acceleration, and such indebtedness or acceleration is not discharged or rescinded within 15 days after notice by the Subordinated Trustee or holders of at least 25% in aggregate principal amount (in the case of a series of Subordinated Debt Securities issued at an Original Issue Discount, calculated in accordance with the formula set forth in such series) of the outstanding Subordinated Debt Securities of that series; (e) final judgment(s) or order(s) for the payment of money in excess of $1,000,000 is entered against the Company or one or more Principal Constituent Banks and within 90 days of entry is not discharged, or the execution thereof is not stayed pending appeal, or within 90 days after the expiration of the stay, the judgment(s) or order(s) is not discharged; (f) default in the observance or performance of any other covenant or agreement in the Subordinated Debt Securities of such series or the Subordinated Indenture for 90 days after notice by the Subordinated Trustee or holders of at least 25% in aggregate principal amount (in the case of a series of Subordinated Debt Securities issued at an Original Issue Discount, calculated in accordance with the formula set forth in such series) of the outstanding Subordinated Debt Securities of the series; or (g) certain events of bankruptcy, insolvency or reorganization of the Company or a Principal Constituent Bank (Section 5.01). Rights of acceleration in case an Event of Default occurs are limited. See "Limited Rights of Acceleration."

     In case an Acceleration Event shall have occurred and be continuing, the Subordinated Trustee or the holders of not less than 25% in aggregate principal amount (in the case of a series of Subordinated Debt Securities issued at an Original Issue Discount, calculated in accordance with the formula set forth in such series) of the outstanding Subordinated Debt Securities of such series may declare the principal (or, in the case of a series of Subordinated Debt Securities issued at an Original Issue Discount, the amount calculated in accordance with the formulas set forth in such series of Subordinated Debt Securities) of all the securities of such series to be immediately due and payable (Section 5.01). The Subordinated Indenture provides that the Subordinated Trustee, within 90 days after the occurrence of a default with respect to Subordinated Debt Securities of any series under the Subordinated Indenture, shall mail to the holders of the Subordinated Debt Securities of such series notice of all uncured defaults known to it that have not been waived (the term defaults to include events specified above which, after notice or lapse of time or both, would become an Event of Default); provided that, except in the case of default in the payment of principal of or any premium or interest on any of the Subordinated Debt Securities of that series or in the making of any sinking fund payment or analogous obligation with respect to the Subordinated Debt Securities of such series, the Subordinated Trustee may withhold such notice if it in good faith determines that withholding such notice is in the interest of the holders of the Subordinated Debt Securities of that series (Section 5.08).

     Subject to the provisions of the Subordinated Indenture relating to the duties of the Subordinated Trustee in case an Event of Default shall occur and be continuing, the Subordinated Trustee is under no obligation to exercise any of the rights or powers vested in it under the Subordinated Indenture at the request, order or direction of any of the holders of the Subordinated Debt Securities, unless such holder offers to the Subordinated Trustee reasonable security or indemnity (Section 6.02(d)). Subject to certain limitations contained in the Subordinated Indenture (including among other limitations that the Subordinated Trustee will not be exposed to personal liability), the holders of a majority in aggregate principal amount of the outstanding Subordinated Debt Securities of all series affected (voting as one class) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Trustee, or exercising any trust or power conferred on the Subordinated Trustee (Section 5.07).

     No holder of any Subordinated Debt Security of any series will have any right to institute any proceeding with respect to the Subordinated Indenture or for any remedy thereunder unless such holder previously shall have given to the Subordinated Trustee written notice of a continuing Event of Default with respect to Subordinated Debt Securities of that series and unless also the holders of not less than 25% in aggregate principal amount (in the case of a series of Subordinated Debt Securities issued at an Original Issue Discount, calculated in accordance with the formula set forth in such series) of the outstanding Subordinated Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Subordinated Trustee to institute such proceeding as trustee, and the Subordinated Trustee shall not have received from the holders of a majority in principal amount of the outstanding Subordinated Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days (Section 5.04). However, the holder of any Subordinated Debt Security will have an absolute right to receive payment of the principal of and any premium and interest on such Subordinated Debt Security on or after the due dates expressed in such Subordinated Debt Security and to institute suit for the enforcement of any such payment (Section 5.04).

     The Company is obligated to furnish to the Subordinated Trustee annually a statement as to the performance by the Company of its obligations under the Subordinated Indenture and as to any default in such obligations (Section 4.04).

                        VALIDITY OF OFFERED SECURITIES

     The validity of any Offered Securities will be passed upon for the Company by Womble Carlyle Sandridge & Rice, PLLC, Charlotte, North Carolina, and for any underwriters or agents by Gibson, Dunn & Crutcher, New York, New York. Gibson, Dunn & Crutcher will rely upon the opinion of Womble Carlyle Sandridge & Rice, PLLC as to matters of North Carolina law, and Womble Carlyle Sandridge & Rice, PLLC will rely upon the opinion of Gibson, Dunn & Crutcher as to matters of New York law.

                                    EXPERTS

     The consolidated financial statements and schedule included in the Company's 1995 Annual Report on Form 10-K incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein upon the authority of said firm as experts in giving said reports.

                             PLAN OF DISTRIBUTION

     The Company may offer and sell Debt Securities to or through underwriters to be designated from time to time, and also may offer and sell Debt Securities directly to other purchasers or through agents. The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The Debt Securities will be new issues of securities with no established trading market. It has not presently been established whether the underwriters, if any, of the Debt Securities will make a market in the Debt Securities. If a market in the Debt Securities is made by any such underwriters, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debt Securities.

     In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement(s) relating to such Debt Securities.

     Unless otherwise indicated in the applicable Prospectus Supplement(s), the obligations of any such underwriters to purchase the Debt Securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of Debt Securities will be obligated to purchase all of its Debt Securities if any are purchased. Unless otherwise indicated in the applicable Prospectus Supplement(s), any such agent involved in the offer and sale of the Debt Securities in respect of which this Prospectus is being delivered will be acting on a best efforts basis for the period of its appointment.

     Under agreements which may be entered into by the Company, underwriters, agents and their controlling persons who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement(s) relating to any Offered Securities, the Company will authorize dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase any Offered Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of any Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for, the Company and its subsidiaries, the Senior Trustee and the Subordinated Trustee, in the ordinary course of business.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses, other than underwriting or broker-dealer fees, discounts and commissions, in connection with the offering are as follows:

     Securities Act Registration Fee...................................... $344,828
     Printing and Engraving...............................................   20,000
     Legal Fees and Expenses..............................................   40,000
     Accounting Fees and Expenses.........................................   40,000
     Blue Sky Fees and Expenses...........................................   15,000
     Fees of Indenture Trustee............................................   20,000
     Rating Agency Fees...................................................  155,000
     Miscellaneous........................................................   40,172
                                                                           --------
             Total........................................................ $675,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that
(i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

     The Company's bylaws provide for the indemnification of any director or officer of the Company against liabilities and litigation expenses arising out of his status as such, excluding (i) any liabilities or litigation expenses relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interest of the Company and
(ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

     The Company's articles of incorporation provide for the elimination of the personal liability of each director of the Company to the fullest extent permitted by law.

     The Company maintains directors and officers liability insurance which, in general, insures (i) the Company's directors and officers against loss by reason of any of their wrongful acts and/or (ii) the Company against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

     Effective April 1, 1996, certain rules of the Federal Deposit Insurance Corporation will limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules will prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency which results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. (S) 1818(b)).

ITEM 16.  EXHIBITS.

1         Form of proposed Underwriting Agreement

2(a) Agreement and Plan of Reorganization dated as of July 29, 1994 and amended and restated as of October 22, 1994 between Southern National Corporation and BB&T Financial Corporation, incorporated herein by reference to the Company's Registration Statement on Form S-4 (Registration No. 33-57861)

2(b) Plan of Merger as of July 29, 1994 as amended and restated as of October 22, 1994 between Southern National Corporation and BB&T Financial Corporation, incorporated herein by reference to the Company's Registration Statement on Form S-4 (Registration No. 33-57861)

4(a) Form of Articles of Amendment to Articles of Incorporation of Southern National Corporation relating to Cumulative Convertible Preferred Stock, Series A, incorporated herein by reference to the Company's Registration Statement on Form S-3 (Registration No. 33-44557)

4(b) Agreement to furnish copies of documents defining the rights of the holders of the Capital Notes of Southern National Corporation, filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1993

4(c) Form of Senior Indenture (including form of Senior Debt Security), between Southern National Corporation and ______________, as Trustee

4(d) Form of Subordinated Indenture (including form of Subordinated Debt Security), between Southern National Corporation and __________, as Trustee

5         Opinion of Womble Carlyle Sandridge & Rice, PLLC

12        Computations of Consolidated Ratios of Earnings to Fixed Charges

23(a)     Consent of Arthur Andersen LLP

23(b)     Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit
          5)

24        Power of Attorney (included on signature page)

*25(a)    Form T-1 Statement of Eligibility of Senior Trustee

*25(b)    Form T-1 Statement of Eligibility of Subordinated Trustee

________________
*    To be filed by amendment.


ITEM 17. UNDERTAKINGS.

     (1)       The undersigned registrant hereby undertakes:

                    (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section
               10(a)(3) of the Securities Act of 1933 (as amended, the "Securities Act");

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (1)(A)(i) and (1)(A)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
          Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (as amended, the "Exchange Act") that are incorporated by reference in the registration statement.

               (B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  The undersigned registrant hereby undertakes that:

               (A) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (B) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on April 26, 1996.

                                   SOUTHERN NATIONAL CORPORATION

                                   By:     Jerone C. Herring
                                   Name:   Jerone C. Herring
                                   Title:  Senior Vice President and Secretary


                               POWER OF ATTORNEY
                               -----------------

     Each of the undersigned, being a director and/or officer of Southern National Corporation (the "Company"), hereby nominates, constitutes and appoints John A. Allison, Scott E. Reed and Jerone C. Herring, or any one of them severally, to be his or her true and lawful attorney-in-fact and to sign in his or her name and on his or her behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the "Commission"), any and all amendments, including post-effective amendments, to this Registration Statement, making such changes in the Registration Statement as such attorney-in-fact deems appropriate, and generally to do all such things on his or her behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933 and all requirements of the Commission.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on April 26, 1996.

        John A. Allison IV                                     Scott E. Reed
- ------------------------------------------             -----------------------------------------
Name:   John A. Allison IV                             Name:   Scott E. Reed
Title:  Chairman of the Board and                      Title:  Executive Vice President
        Chief Executive Officer                                and Chief Financial Officer
        (principal executive officer)                          (principal financial officer)

        Sherry A. Kellett                                      Paul B. Barringer
- ------------------------------------------             -----------------------------------------
Name:   Sherry A. Kellett                              Name:   Paul B. Barringer
Title:  Executive Vice President                       Title:  Director
        and Controller
        (principal accounting officer)

        W. R. Cuthbertson, Jr.
- ------------------------------------------             _________________________________________
Name:   W. R. Cuthbertson, Jr.                         Name:   Ronald E. Deal
Title:  Director                                       Title:  Director


        A. J. Dooley, Sr.                                      Joe L. Dudley, Sr.
- ------------------------------------------             -----------------------------------------
Name:   A. J. Dooley, Sr.                              Name:   Joe L. Dudley, Sr.
Title:  Director                                       Title:  Director

        Tom D. Efird                                           O. William Fenn, Jr.
- ------------------------------------------             -----------------------------------------
Name:   Tom D. Efird                                   Name:   O. William Fenn, Jr.
Title:  Director                                       Title:  Director

        Paul S. Goldsmith                                      L. Vincent Hackley
- ------------------------------------------             -----------------------------------------
Name:   Paul S. Goldsmith                              Name:   L. Vincent Hackley
Title:  Director                                       Title:  Director


        Ernest F. Hardee                                       Richard Janeway, M.D.
- ------------------------------------------             -----------------------------------------
Name:   Ernest F. Hardee                               Name:   Richard Janeway, M.D.
Title:  Director                                       Title:  Director

        J. Ernest Lathem, M.D.
- ------------------------------------------             -----------------------------------------
Name:   J. Ernest Lathem, M.D.                         Name:   James H. Maynard
Title:  Director                                       Title:  Director

        Joseph A. McAleer                                      Albert O. McCauley
- ------------------------------------------             -----------------------------------------
Name:   Joseph A. McAleer                              Name:   Albert O. McCauley
Title:  Director                                       Title:  Director

        Dickson McLean, Jr.                                    Charles E. Nichols
- ------------------------------------------             -----------------------------------------
Name:   Dickson McLean, Jr.                            Name:   Charles E. Nichols
Title:  Director                                       Title:  Director

        L. Glenn Orr, Jr.                                      A. Winniett Peters
- ------------------------------------------             -----------------------------------------
Name:   L. Glenn Orr, Jr.                              Name:   A. Winniett Peters
Title:  Director                                       Title:  Director

        Richard L. Player                                      C. Edward Pleasants, Jr.
- ------------------------------------------             -----------------------------------------
Name:   Richard L. Player, Jr.                         Name:   C. Edward Pleasants, Jr.
Title:  Director                                       Title:  Director

        Nido R. Qubein                                         A. Tab Williams, Jr.
- ------------------------------------------             -----------------------------------------
Name:   Nido R. Qubein                                 Name:   A. Tab Williams, Jr.
Title:  Director                                       Title:  Director

                                 EXHIBIT INDEX

1         Form of proposed Underwriting Agreement

2(a) Agreement and Plan of Reorganization dated as of July 29, 1994 and amended and restated as of October 22, 1994 between Southern National Corporation and BB&T Financial Corporation, incorporated herein by reference to the Company's Registration Statement on Form S-4 (Registration No. 33-57861)

2(b) Plan of Merger as of July 29, 1994 as amended and restated as of October 22, 1994 between Southern National Corporation and BB&T Financial Corporation, incorporated herein by reference to the Company's Registration Statement on Form S-4 (Registration No. 33-57861)

4(a) Form of Articles of Amendment to Articles of Incorporation of Southern National Corporation relating to Cumulative Convertible Preferred Stock, Series A, incorporated herein by reference to the Company's Registration Statement on Form S-3 (Registration No. 33-44557)

4(b) Agreement to furnish copies of documents defining the rights of the holders of the Capital Notes of Southern National Corporation, filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1993

4(c) Form of Senior Indenture (including form of Senior Debt Security), between Southern National Corporation and ______________, as Trustee

4(d) Form of Subordinated Indenture (including form of Subordinated Debt Security), between Southern National Corporation and __________, as Trustee

5         Opinion of Womble Carlyle Sandridge & Rice, PLLC

12        Computations of Consolidated Ratios of Earnings to Fixed Charges

23(a)     Consent of Arthur Andersen LLP

23(b)     Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit
          5)

24        Power of Attorney (included on signature page)

*25(a)    Form T-1 Statement of Eligibility of Senior Trustee

*25(b)    Form T-1 Statement of Eligibility of Subordinated Trustee

_________________
*    To be filed by amendment.